Exhibit 10.1

Annex B

DIP TERM SHEET

CLOVIS ONCOLOGY, INC.

This summary of terms and conditions (this “DIP Term Sheet”) sets forth the material terms of a proposed debtor-in-possession financing facility that the DIP Lenders (as defined below) are contemplating providing to Clovis Oncology, Inc. (the “Borrower”) and the Guarantors referenced below as debtors and debtors in possession (together with the Borrower, the “Debtors”) in connection with their chapter 11 cases (the “Chapter 11 Cases”) filed by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware and jointly administered (for procedural purposes only) under Case No. 22-11292 (JKS).

This DIP Term Sheet does not attempt to describe all of the terms, conditions, and requirements that would pertain to the financing described herein, but rather is intended to be a summary outline of certain basic items, which shall be set forth in final documentation, which documentation shall be acceptable in all respects to the Borrower, the DIP Agent, and the DIP Lenders.

Borrower:	Clovis Oncology, Inc.

Guarantors:	The DIP Obligations (as defined below) of the Borrower shall be unconditionally guaranteed, on a joint and several basis, by each of the Debtors set forth on Schedule 1 (each, a “Guarantor”, and the Guarantors together with the Borrower, the “DIP Loan Parties”).

DIP Facility:

A $75 million debtor-in-possession facility (the “DIP Facility”), which DIP Facility shall be comprised of (i) $45 million of new money term loans to be advanced and made available to the Borrower in two draws pursuant to the terms and conditions herein (the “New Money DIP Loans”; the commitment in respect thereof, the “New Money DIP Commitment”), (ii) $20 million of existing Prepetition Financing Agreement Obligations (as defined below) that are converted on a dollar for dollar basis on the Closing Date (as defined below) into the DIP Facility (the “Initial Rolled Term Loans”) and (iii) $10 million of existing Prepetition Financing Agreement Obligations that are converted on a dollar for dollar basis on the Final Order Entry Date (as defined below) into the DIP Facility (the “Additional Rolled Term Loans”, and together with the Initial Rolled Term Loans, the “Rolled Term Loans”; the Rolled Term Loans together with the DIP Loans, the “DIP Loans”) pursuant to mechanics agreed to by the Borrower and the DIP Agent. For the avoidance of doubt, any Prepetition Financing Agreement Obligations that are converted into Rolled Term Loans shall be considered no longer outstanding under the Prepetition Financing Agreement upon the effectiveness of such conversion.

Subject to the terms and conditions set forth herein and in the DIP Loan Documents (as defined below), including the DIP Budget (as defined below), the New Money DIP Loans will be made available to the Borrower in multiple draws as follows: (i) an initial draw of up to $30 million that will be made available to the Borrower upon entry of the Interim DIP Order (as defined below) (the “Initial Draw”) and (ii) a second draw of up to $15 million that will be made available to the Borrower following entry of the Final DIP Order (as defined below) (such entry date, the “Final Order Entry Date”).

DIP Lenders

Those Prepetition Lenders party to the Commitment Letter as DIP Lenders (collectively, and together with their successors and assigns, the “DIP Lenders”).

All rights and obligations of the DIP Lenders under the DIP Facility shall be several and not joint.

“Required DIP Lenders” means the DIP Lenders holding, in the aggregate, not less than 50.1% of the aggregate outstanding principal amount of DIP Loans and unused New Money DIP Commitments.

DIP Agent:	TOP IV TALENTS, LLC (the “DIP Agent”), which is an affiliate of the Prepetition Lenders.

Term:

The DIP Facility will mature on the earliest of (such earliest date, the “Maturity Date”):

(a)   six (6) months following the Closing Date (the “Scheduled Maturity Date”);

(b)   the effective date of the Acceptable Plan (as defined below);

(c)   the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code or otherwise, including, for the avoidance of doubt, consummation of the Sale Transactions (as defined below);

(d)   the date of termination of the New Money DIP Commitments and the acceleration of any outstanding DIP Loans in accordance with the terms of the debtor-in-possession credit agreement (the “DIP Credit Agreement”) and the other definitive documentation, the forms of which shall be acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, with respect to the DIP Facility (collectively with the DIP Credit Agreement and the related security and ancillary documents, the “DIP Loan Documents”1);

(e)   dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code; and

(f)   other customary dates, events and/or circumstances to be mutually agreed.

[1]

It is understood and agreed by the parties that the DIP Loan Documents shall include (i) control agreements and similar arrangements, (ii) an intercreditor agreement further effectuating the Lien priorities (including governed under New York, English and Irish law) set forth in the Interim DIP Order on the Prepetition Collateral as between the DIP Obligations and the Prepetition Financing Obligations and (iii) Irish and English law governed security documents (and related filings) in respect of the relevant Guarantors and DIP Collateral.

Interest:

Interest on the DIP Loans shall accrue at a rate per annum equal to 8.00% (the “Interest Rate”) and shall be payable in kind in arrears on the last day of each calendar month; provided, that in connection with any prepayment or repayment of DIP Loans accrued and unpaid interest in respect of such prepaid or repaid DIP Loans shall be payable in cash.

On each date that interest accruing in respect of the Rolled Term Loans is indefeasibly paid-in-kind by capitalizing such interest and increasing the outstanding principal amount of the applicable Rolled Term Loans (any such date, a “Rolled Term Loan PIK Interest Date”), the Prepetition Financing Agreement Obligations held by the applicable DIP Lenders on such Rolled Term Loan PIK Interest Date shall automatically be reduced by an amount equal to the amount of interest in respect of the Rolled Term Loans held by such DIP Lenders that is so paid-in-kind on the Rolled Term Loan PIK Interest Date.

Default Interest	Automatically upon the occurrence and during the continuance of an Event of Default, the principal amount of all DIP Loans outstanding and any other fees or other amounts owed hereunder (or under the DIP Loan Documents), shall from and after the first date of the occurrence of such Event of Default bear interest (which is paid-in-kind daily) at a rate that is 2.00% per annum in excess of the Interest Rate.

Commitment Fee:	In consideration for their commitments to provide the New Money DIP Commitments in accordance with the Commitment Letter, each DIP Lender party to the Commitment Letter shall be entitled to a 5.00% commitment fee (the “Commitment Fees”) on the aggregate amount of their New Money DIP Commitment (calculated prior to the making of any New Money DIP Loans), which Commitment Fees shall be fully earned and payable-in-kind upon the entry of the Interim DIP Order; provided, that, if the Interim DIP Order is entered but no New Money DIP Loans are funded prior to the termination of the applicable commitments in accordance with the Commitment Letter, such Commitment Fees shall be required to be paid in cash by the Company within one (1) business day after the termination of the applicable commitments.

Upfront Fee and Exit Fee:

1.50% upfront fee on the New Money DIP Commitment, payable to each DIP Lender, which shall be fully earned and payable in kind on the Closing Date (the “Upfront Fee”).

3.00% exit fee on the New Money DIP Loans, which shall be fully earned on the dates each such New Money DIP Loan is funded and due and payable in cash in respect of each New Money DIP Loan when such New Money DIP Loan is prepaid, repaid or accelerated (or, if earlier, on the Maturity Date) (the “Exit Fee”).

DIP Agent Fee:	$50,000 per year payable in cash on the Closing Date and on each anniversary thereof (including for so long as the CVRs are outstanding), which fee shall not be subject to rebate or proration.

Use of Cash Collateral:	The Prepetition Lenders shall consent to the Debtors use of cash collateral of the holders of Prepetition Financing Agreement Obligations (as defined below) (the “Cash Collateral”) for the limited purpose of funding expenses in accordance with the DIP Budget that are incurred (including estate professional fees and employee costs) to preserve the value of, the collateral securing the Prepetition Financing Agreement Obligations (the “Prepetition Financing Agreement Collateral”) (it being understood and agreed that (x) the Interim DIP Order shall be in form and substance satisfactory to the Required DIP Lenders and authorize such use of Cash Collateral on an interim basis (such satisfactory portion of the Interim DIP Order, the “Cash Collateral Portion of the Interim DIP Order”) and (y) the Final DIP Order shall be in form and substance satisfactory to the Required DIP Lenders and authorize such use of Cash Collateral on a final basis (such satisfactory portion of the Final DIP Order, the “Cash Collateral Portion of the Final DIP Order”).

Use of Proceeds:

Subject to the DIP Budget, DIP Cash Flow Forecast (each as defined below), and permitted variances, proceeds of the DIP Facility shall be available solely for the Debtors’ working capital needs, including to fund the costs of the administration of the Chapter 11 Cases and to pay professional fees and expenses; provided that the Rolled Term Loans shall solely be used to effectuate the conversion of Prepetition Financing Agreement Obligations into the DIP Facility as set forth above.

In addition, the Debtors (and their subsidiaries) shall be subject to prohibitions on certain uses of the proceeds of the DIP Facility and/or Cash Collateral, which are usual and customary for a debtor-in-possession financing of this type.

Lockbox Account	The Debtors shall deposit all net cash proceeds (net of required cure costs and investment banking fees) realized by the Debtors in connection with the Sale Transactions (the “Net Cash Proceeds”) in a segregated account under the control of the DIP Agent (the “Lockbox Account”), and any amounts on deposit in the Lockbox Account shall immediately be used to mandatorily prepay the DIP Obligations (subject, in the case of proceeds from the Rubraca Sale Transaction, to the proviso set forth in the section of this DIP Term Sheet entitled “Mandatory Prepayments”). Prior to or concurrently with the closing of the FAP Sale Transaction, amounts representing the final cure costs that have been determined by the Bankruptcy Court or resolved consensually with the contract counterparty, and estimated cure costs for contracts that may be assigned in the FAP Sale Transaction for which cure costs have not been fixed prior to the closing date of the FAP Sale Transaction, shall be placed in an escrow account. Following the resolution or determination of such cure costs, and payment thereof, the Net Cash Proceeds related to the cure costs shall be deposited into the Lockbox Account. For the avoidance of doubt, the Debtors shall be entitled to retain $12.5 million (not out of sale proceeds, but from cash on hand in accordance with the DIP Budget) to fund a wind-down of the estates following closing of the Sale Transactions. Notwithstanding anything to the contrary, at the written request of the Prepetition Agent (delivered to the Company and the DIP Agent), net proceeds from the Rubraca Sale Transaction shall be deposited in a segregated account under the control of the Prepetition Agent (with appropriate orders being entered with the Bankruptcy Court to permit the Prepetition Agent to exercise such control) and in which the DIP Agent shall have been granted a second priority Lien (it being understood and agreed that any proceeds from the Rubraca Sale Transaction that are held in the Lockbox Account shall be held by the DIP Agent as bailee for the Prepetition Agent until payment in full of the Prepetition Financing Obligations in accordance with intercreditor arrangements to be agreed in the DIP Loan Documents that are consistent with the lien priorities set forth in the Interim DIP Order).

Notwithstanding anything herein to the contrary, without the prior written consent of the Required DIP Lenders, the Debtors shall not be permitted to, directly or indirectly, use or otherwise expend more than $6 million to pay or otherwise satisfy cure costs in connection with the assumption and/or assignment of executory contracts or unexpired leases in connection with the FAP Sale Transaction.

Budget:

It shall be a condition precedent to the effectiveness of the DIP Facility that the Debtors shall have delivered, all on a consolidated basis (i) a monthly line item budget covering the period from the date of the filing of the Chapter 11 Cases (the “Petition Date”) through the anticipated Maturity Date (the “DIP Budget”) and (ii) a 13-week cash flow forecast (the “DIP Cash Flow Forecast”), in each case, which shall include, among other things, detail with respect to disbursements on account of clinical trials and shall be in form and substance acceptable to the Debtors and the Required DIP Lenders (it being understood and agreed that (x) the DIP Budget sent to the DIP Lenders by AlixPartners LLP on December 3, 2022 and (y) the DIP Cash Flow Forecast sent to the DIP Lenders by AlixPartners LLP on December 4, 2022 and further revised and sent to DIP Lenders on December 15, 2022 are acceptable to both the Debtors and the Required Lenders). The Debtors shall update the DIP Budget monthly subject to the Company’s month-end closing process, but no later than thirty (30) calendar days after month-end. The Debtors shall provide an updated DIP Cash Flow Forecast reflecting the most recently updated and approved DIP Budget, which shall be deemed accepted unless the Required DIP Lenders object via email to the Debtors and their advisors within five (5) business days of receipt, and a report of any variances from the DIP Cash Flow Forecast bi-weekly; provided that, if the Required DIP Lenders object to any future DIP Budget or DIP Cash Flow Forecast, the prior approved DIP Budget or DIP Cash Flow Forecast shall remain in place and in full effect until a new DIP Budget or DIP Cash Flow Forecast is not objected to by the Required Lenders.

Over each rolling two-week period, the Debtors shall not permit (i) operating expense disbursements (excluding capital expenditures in clause (ii) and restructuring costs in the following sentence) to exceed the amount set forth in the DIP Cash Flow Forecast for such period by more than 15%, and (ii) capital expenditures to exceed the amount set forth in the DIP Cash Flow Forecast for such period by more than the greater of 10% and $500,000. Over each four-week period, the Debtors shall not permit restructuring costs to exceed the amount set forth in the DIP Cash Flow Forecast for such period by more than 25%.

Priority and Security:

Subject to the Carve-Out (as defined below), all obligations of the Debtors under the DIP Facility (the “DIP Obligations”) shall be:

(i) entitled to superpriority claim status pursuant to Section 364(c)(1) of the Bankruptcy Code with priority over all administrative expense claims and unsecured claims now existing or hereafter arising under the Bankruptcy Code (the “DIP Superpriority Claims”);

(ii)  secured, pursuant to Section 364(c)(2) of the Bankruptcy Code, by a valid, enforceable, fully perfected first priority lien on all property of the Debtors’ estates (whether tangible, intangible, real, personal or mixed and wherever located) as of the Petition Date that, as of the Petition Date, was unencumbered (including, without limitation, (A) the proceeds of the Debtors’ interests in FAP-2286 and that certain License and Collaboration Agreement (the “3BP License”), dated September 20, 2019, by and between 3B Pharmaceuticals GmbH and the Borrower (collectively, but excluding a lien on the 3BP License itself, the “FAP Assets”), inclusive of any proceeds realized by the Debtors in connection with the FAP Sale Transaction (as defined below) and all amounts deposited in the Lockbox Account (other than proceeds of Collateral (as defined in the Prepetition Financing Agreement) securing the Prepetition Financing Obligations), (B) the Debtors’ interests in all other assets to be sold or otherwise transferred pursuant to the terms of the FAP Sale Transaction, and any proceeds thereof, (C) the Debtors’ interests in the agreements governing the FAP Sale Transaction, and any proceeds thereof, and (D) subject to entry of the Final DIP Order, the proceeds of estate causes of action under chapter 5 of the Bankruptcy Code), whether now existing or hereafter acquired or arising (collectively with the FAP Assets, the “Unencumbered Assets”); and

(iii)  secured, pursuant to Section 364(c)(3) of the Bankruptcy Code, by a valid, enforceable, fully perfected second priority lien on all of the Debtors’ rights in property of the Debtors’ estates (whether tangible, intangible, real, personal or mixed and wherever located) as of the Petition Date that (x) secures the Prepetition Financing Agreement Obligations (including (A) the net proceeds thereof deposited in the Lockbox Account, (B) the Debtors’ interests in all other assets to be sold or otherwise transferred pursuant to the terms of the Rubraca Sale Transaction, and any proceeds thereof and (C) the Debtors’ interests in the agreements governing the Rubraca Sale Transaction, and any proceeds thereof); (y) is subject to valid, perfected, and nonavoidable liens in existence on the Petition Date (other than with respect to the Prepetition Financing Agreement Obligations); or (z) is subject to valid liens in existence on the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the collateral described in clauses (ii) and (iii), collectively, the “DIP Collateral”).

As used herein, “DIP Liens” shall mean the liens described in clauses (ii) through (iii) immediately above. The DIP Liens described herein shall, to the fullest extent permitted by applicable law, be effective and perfected upon entry of the Interim DIP Order and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements; provided that, for the avoidance of doubt, the DIP Liens on FAP Assets shall not extend to the 3BP License itself, but shall extend to all right, title, and interest of the Debtors to receive payments under, in respect of, on account of, or otherwise in relation to the 3BP License or any rights related thereto, with the assignment and sale of the 3BP License pursuant to the Stalking Horse APA or Alternative APA (each as defined below), and any and all other assets transferred pursuant to the Stalking Horse APA or Alternative APA, being free and clear of all DIP Liens, claims, and encumbrances (including free and clear of any right, title, and interest of the Debtors to receive payments under, in respect of, on account of, or otherwise in relation to the 3BP License or any rights related thereto), with the DIP Liens, as part of consummation and closing of the FAP Sale Transaction being released against the FAP Assets pursuant to the terms and conditions set forth in the DIP Loan Documents, and attaching solely to the proceeds of such FAP Sale Transaction (as defined below) or any other transfer or disposition of the 3BP License and other FAP Assets on a first priority basis.

DIP Collateral shall also include any and all rents, issues, products, offspring, proceeds, and profits generated by any item of DIP Collateral, without the necessity of any further action of any kind or nature by the DIP Lenders in order to claim or perfect such rents, issues, products, offspring, proceeds, and/or profits.

The liens and superpriority claims of the DIP Lenders under the DIP Loan Documents shall be subject to the “Carve-Out,” which shall be comprised of (a) accrued but unpaid fees, costs, and expenses of the professionals of the Debtors and any official committee of unsecured creditors (the “Committee” and the professional persons of the Debtors and the Committee, the “Professional Persons”) incurred at any time prior to the DIP Agent’s (acting at the written direction of the Required DIP Lenders) delivery of a Carve-Out Trigger Notice (as defined below), to the extent allowed by the Bankruptcy Court (whether allowed before or after delivery of the Carve-Out Trigger Notice), (b) unpaid fees, costs, and expenses of the Professional Persons incurred on or after delivery of a Carve-Out Trigger Notice not to exceed $1,000,000 in the aggregate, to the extent allowed by the Bankruptcy Court (whether allowed before or after delivery of the Carve-Out Trigger Notice), (c) all fees and expenses required to be paid pursuant to 28 U.S.C. § 1930(a) plus interest at the statutory rate, and (d) all reasonable and documented out-of-pocket fees and expenses, in an aggregate amount not to exceed $50,000, incurred by a trustee under section 726(b) of the Bankruptcy Code. “Carve-Out Trigger Notice” means written notice by the DIP Agent (acting at the written direction of the Required DIP Lenders) to the Debtors invoking the Carve-Out, which notice may be delivered at any time after the occurrence, and during the continuation, of an Event of Default.

The Debtors shall, on a weekly basis, transfer cash proceeds from the DIP Facility or cash on hand into a segregated account not subject to the control of the DIP Agent, the DIP Lenders, or the agent or lenders under the Prepetition Financing Agreement (the “Professional Fees Account”), in an amount equal to the good faith estimates of Professional Persons for the amount of unpaid fees and expenses incurred during the preceding week by such Professional Person. Upon the delivery of the Carve-Out Trigger Notice, the Debtors shall be required to deposit, in the Professional Fees Account, an amount equal to the Carve-Out.

The Professional Fees Account, and all funds held in the Professional Fees Account, shall be held in trust exclusively for the benefit of the Professional Persons, and shall be available only to satisfy obligations benefitting from the Carve-Out, and the DIP Agent and DIP Lenders (i) shall not sweep or foreclose on cash of the Debtors necessary to fund the Professional Fees Account and (ii) shall have a security interest upon any residual interest in the Professional Fees Account available following satisfaction in cash in full of all obligations benefitting from the Carve-Out, and the priority of such lien on the residual interest shall be consistent with the DIP Liens.

Conditions Precedent to Closing and Funding the Initial Draw:

The effectiveness of the New Money DIP Commitments and the obligations of the DIP Lenders to make available DIP Loans (including, the Initial Draw) and the automatic deemed borrowing of Initial Rolled Term Loans are subject to the satisfaction (or waiver in writing by all Commitment Parties) of each of the following conditions precedent:

(a)   The Interim DIP Order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, shall have been entered by the Bankruptcy Court, shall include approval of the fees contemplated by this DIP Term Sheet, shall be in full force and effect, shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented, or otherwise modified without the prior written consent of the Required DIP Lenders.

(b)   Receipt by each DIP Lender and the DIP Agent, as applicable, of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations to the extent requested by the DIP Lenders and the DIP Agent, as applicable.

(c)   Receipt of a DIP Budget and DIP Cash Flow Forecast in each case that is acceptable to the Debtors, the DIP Agent, and the Required DIP Lenders (it being understood and agreed that (x) the DIP Budget sent to the DIP Lenders by AlixPartners LLP on December 3, 2022 and (y) the DIP Cash Flow Forecast sent to the DIP Lenders by AlixPartners LLP on December 4, 2022 and further revised and sent to DIP Lenders on December 15, 2022 are acceptable to the Debtors, the DIP Agent and the Required DIP Lenders).

(d)   [Reserved].

(e)   Execution of that certain Purchase and Assignment Agreement, by and between the Borrower and Novartis Innovative Therapies AG, with respect to the sale of the FAP Assets in the form attached hereto as Exhibit A (the “Stalking Horse APA”) (it being understood and agreed that the executed Stalking Horse APA attached hereto as Exhibit A satisfies this condition precedent).

(f)   The Debtors have obtained the consent of 3BP to the sale and assignment of the FAP Assets pursuant to the Stalking Horse APA (it being understood and agreed that as of the date hereof the Debtors have obtained such consent).

(g)   All reasonable fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsels) of the DIP Lenders and the DIP Agent that have been incurred on or before the funding of the Initial Draw (as well as the then unpaid fees and expenses of the Prepetition Lenders and the Prepetition Agent, in respect of the Prepetition Financing Agreement) shall have been paid (or shall concurrently be paid with the funding of the Initial Draw).

(h)   Receipt by the DIP Agent of a borrowing request in respect of the Initial Draw (which Initial Draw shall be on December 19, 2022).[2]

(i) No default or Event of Default shall have occurred and be continuing (it being understood and agreed that as of the date hereof neither the DIP Lenders nor the DIP Agent are aware of any default or Event of Default having occurred).

The date on which the conditions precedent to closing are satisfied is referred to herein as the “Closing Date.”

Conditions Precedent to Subsequent Draws of New Money DIP Loans[3]:

In addition to the previous satisfaction (or waiver in accordance therein) of the conditions precedent set forth in the immediately preceding section, the obligations of the DIP Lenders to fund any DIP Loans after the Closing Date are subject to the satisfaction (or waiver in writing by each DIP Lender) of the following conditions precedent:

(a)   The Final DIP Order (including the Cash Collateral Portion of the Final DIP Order), in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, shall have been entered by the Bankruptcy Court, shall be in full force and effect, shall not have been reversed, vacated, or stayed, and shall not have been amended, supplemented, or otherwise modified without the prior written consent of the Required DIP Lenders.

[2]

Notwithstanding anything herein to the contrary, to the extent the Debtors require funds (in excess of what was authorized by the Bankruptcy Court on December 15, 2022) after the Interim Order is entered but before the Initial Draw can be made, the DIP Lenders hereby consent to the use of Cash Collateral in accordance with the DIP Budget for such period beginning on the date the Interim Order is entered and ending on the earlier of the Initial Draw and the termination of this Commitment Letter in accordance with its terms.

[3]	The only condition precedent to the deemed borrowing of Additional Rolled Term Loans shall be the entry of the Final DIP Order.

(b)   [Reserved].

(c)   Execution and delivery of the DIP Loan Documents in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders.

(d)   The absence of an Event of Default under the DIP Loan Documents.

(e)   The Stalking Horse APA shall be in full force and effect and shall not have been terminated unless, consistent with the Bidding Procedures (as defined below), another purchase agreement with respect to the FAP Assets that is in form and substance acceptable to the DIP Agent and the Required DIP Lenders (the “Alternative APA”) is executed by the Debtors concurrently with the termination of the Stalking Horse APA and, in such case, the Alternative APA shall be in full force and effect and shall not have been terminated.

(f)   The Debtors have obtained the consent of 3BP to the sale and assignment of the FAP Assets pursuant to the Stalking Horse APA or an Alternative APA, as applicable.

(g)   Receipt by the DIP Agent (at least three (3) business days prior to the applicable drawing) of a borrowing request.

(h)   No default or Event of Default shall have occurred and be continuing.

(i) Other conditions precedent customary for debtor-in-possession financing facilities of this type.

Representations and Warranties:	Customary representations and warranties for facilities of this type to be agreed.

Covenants:	The affirmative and negative covenants in the DIP Loan Documents shall be customary for facilities of this type and otherwise acceptable to the Required DIP Lenders; provided that (i) the affirmative covenants for the DIP Facility will include bi-weekly cash reporting; update meetings and/or calls with the Debtors’ senior management and advisors and the DIP Lenders weekly if requested; and updates (including advance notice) regarding any meetings, discussions or proposals with respect to (x) regulatory approvals relating to applicable antitrust law (including, but not limited to, the Hart-Scott-Rodino Act), if any, and (y) the Debtors’ material assets, rights, or other interests with any persons, including the FDA and other governmental or regulatory authorities, potential financing partners or potential strategic partners, and (ii) the negative covenants for the DIP Facility will include additional provisions requiring compliance with the DIP Cash Flow Forecast (subject to permitted variances), relating to bankruptcy matters, and prohibiting restricted payments, optional prepayments of debt, the incurrence of additional indebtedness, the granting of additional liens, the consummation of mergers, consolidations, and other fundamental changes, the making of investments or the consummation of asset dispositions, in each case subject to exceptions specifically provided for in the DIP Loan Documents.

Mandatory Prepayments	The DIP Loan Documents shall contain mandatory prepayment provisions customary for debtor-in-possession financing facilities of this type, including a mandatory prepayment of any Net Cash Proceeds[4]; provided, that proceeds of any sale of Collateral (as defined in the Prepetition Financing Agreement, the “Prepetition Collateral”) securing the Prepetition Financing Agreement Obligations shall only be required to be applied to prepay the DIP Obligations if (i) the Prepetition Lenders decline to apply such proceeds to the Prepetition Financing Agreement Obligations or (ii) the Prepetition Financing Agreement Obligations have been repaid in full (it being understood and agreed that if the application of any such Net Cash Proceeds to the Prepetition Financing Agreement Obligations cause the repayment in full thereof, any remaining excess proceeds shall be required to prepay the DIP Obligations).

Milestones:

The Debtors shall timely comply with the milestones set forth below and the milestones set forth on Schedule 2 (collectively, the “Milestones”), which Milestones may be extended in writing by the DIP Agent (acting at the written direction of the Required DIP Lenders, provided that email consent from counsel to the Required DIP Lenders shall constitute sufficient written direction) and the Required DIP Lenders in their sole and absolute discretion.

(a)   On or before December 17, 2022, the Debtors shall have filed motions, in form and substance acceptable to the Borrower and the Required DIP Lenders, seeking approval of the DIP Facility on an interim and final basis (the “DIP Motion”);

(b)   On or before December 19, 2022, the Bankruptcy Court shall have entered an order (the “Interim DIP Order”), in form and substance acceptable to the Borrower and the Required DIP Lenders, approving the DIP Motion on an interim basis and approving the fees contemplated by this DIP Term Sheet;

(c)   On or before the day that is ten (10) calendar days after entry of the Interim DIP Order, the Debtors shall have executed and delivered the DIP Loan Documents in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders (provided with respect to the Irish and UK security agreements these will be completed by deadline to be agreed upon by parties);

(d)   On or before the day that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, approving the DIP Motion on a final basis (the “Final DIP Order” and, together with the Interim DIP Order, the “DIP Orders”);

(e)   [Reserved];

[4]	To be defined in a customary manner for a debtor-in-possession facility of this type in the DIP Loan Documents.

(f)   On or before the day that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, approving (i) procedures governing the sale and marketing process for the FAP Assets, which procedures shall be in form and substance acceptable to the Required DIP Lenders (the “Bidding Procedures”) and (ii) the Stalking Horse APA as the stalking horse bid for the FAP Assets;

(g)   On or before the day that is ninety (90) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, approving a disclosure statement and procedures with respect to solicitation of a chapter 11 plan that is in form and substance acceptable to the Required DIP Lenders and that, among other things, provides for the issuance of the CVRs (as defined below) (the “Acceptable Plan”), which disclosure statement, solicitation procedures, and Acceptable Plan shall be in form and substance acceptable to the Borrower, the DIP Agent and the Required DIP Lenders;

(h)   On or before the day that is ninety (90) calendar days after the Petition Date, to the extent that the Debtors receive qualified bids other than the Stalking Horse APA with respect to the FAP Assets in accordance with the Bidding Procedures, the Debtors shall have conducted an auction with respect to the FAP Assets in accordance with the Bidding Procedures;

(i) On or before the day that is one hundred and five (105) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, approving the sale of the FAP Assets pursuant to the Stalking Horse APA or an Alternative APA (the “FAP Sale Transaction”, and together with the Rubraca Sale Transaction the “Sale Transactions”);

(j) On or before the day that is one hundred and twenty (120) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, confirming the Acceptable Plan;

(k)   On or before the day that is one hundred and seventy (170) calendar days after the Petition Date, the Debtors shall have consummated the FAP Sale Transaction; and

(l) On or before the day that is one hundred and seventy (170) calendar days after the Petition Date, the effective date of the Acceptable Plan shall have occurred.

Events of Default:	The events of default for the DIP Facility (collectively, the “Events of Default”) shall be customary for facilities of this type and otherwise acceptable to the DIP Lenders; provided that the Events of Default for the DIP Facility will include but not be limited to the following: conversion of any of the Chapter 11 Cases to chapter 7 case(s); the dismissal of any of the Chapter 11 Cases (or any subsequent chapter 7 case(s)); the failure of any Debtor to comply with any DIP Order (including any Cash Collateral Portion of the Interim DIP Order or Cash Collateral Portion of the Final DIP Order, as applicable); any DIP Order (including any Cash Collateral Portion of the Interim DIP Order or Cash Collateral Portion of the Final DIP Order, as applicable) is revoked, remanded, vacated, reversed, stayed or rescinded or modified (other than modifications consented to by DIP Agent and the Required DIP Lenders); appointment of a trustee, examiner, or disinterested person with expanded powers relating to the operations or the business of any of the Debtors in the Chapter 11 Cases; any administrative expense claim is allowed having priority over or ranking in parity with the DIP Superpriority Claims or the rights of the DIP Agent; the DIP Collateral is surcharged pursuant to sections 105, 506(c), or any other section of the Bankruptcy Code (except to the extent relating to the surcharge of the Prepetition Financing Agreement Collateral); any sale of the material assets of a Debtor other than a sale on terms and conditions reasonably acceptable to the DIP Agent and the Required DIP Lenders; payment of or granting adequate protection with respect to any of the existing secured debt of the Debtors (other than the Prepetition Financing Agreement Obligations); liens or superpriority claims with respect to the DIP Facility shall at any time cease to be valid, perfected and enforceable in all respects with the priority described herein; entry of an order terminating any Debtor’s exclusive right to a file a chapter 11 plan or the expiration of any Debtor’s exclusive right to file a chapter 11 plan; the Debtors’ filing of a chapter 11 plan other than the Acceptable Plan; entry of an order granting relief from the automatic stay so as to allow any person to proceed against any material asset of any Debtor or that would permit other actions that would have a material adverse effect on the Debtors or their estates; failure to comply with the DIP Cash Flow Forecast (subject to permitted variances); the filing or express written support by the Debtors of bidding procedures, sale processes, transactions, plans of liquidation or related disclosure statements that are not acceptable to the Required DIP Lenders; the failure to meet any Milestone (subject, in the case of the Milestones set forth on Schedule 2, to the Rubraca Sale Transaction Reservations); the termination of the Stalking Horse APA (unless an Alternative APA that is in form and substance acceptable to the DIP Agent and the Required DIP Lenders is executed by the Debtors concurrently with the termination of the Stalking Horse APA in accordance with the Bidding Procedures); the termination of the Alternative APA, as applicable; and the Stalking Horse APA or Alternative APA, as applicable, is amended, modified, or waived in any material respect without the consent of the Required DIP Lenders. Notwithstanding anything to the contrary contained herein, the failure to meet any Milestone set forth on Schedule 2 shall not result in an Event of Default, but if after such failure the DIP Agent (acting at the direction of the Required DIP Lenders) provides written notice to the Borrower requesting alternative transaction(s) with respect to the Purchased Rubraca Assets, the Debtors shall promptly pursue such alternative transaction(s), in form and substance reasonably satisfactory to the Required DIP Lenders, with respect to the Purchased Rubraca Assets.

Remedies upon Event of Default:	The remedies exercisable by the DIP Agent and the DIP Lenders following the occurrence of an Event of Default under the DIP Facility shall be customary for facilities of this type and otherwise acceptable to the

DIP Agent and the DIP Lenders; provided, that the Debtors shall be permitted a customary five (5) day challenge period after delivery by the DIP Agent of a request to vacate and modify the automatic stay to permit the exercise of remedies during the continuance of an Event of Default under the DIP Facility.

Contingent Value Rights	To the extent that the outstanding DIP Obligations are not paid in full in cash on the effective date of the Acceptable Plan, such outstanding DIP Obligations shall be converted on a dollar-for-dollar basis on the effective date of such Acceptable Plan into contingent value rights, in form and substance satisfactory to the Borrower and the Required DIP Lenders, entitling the holders thereof to the proceeds realized by the Debtors or any successor(s) thereto in connection with the FAP Sale Transaction until an amount equal to the outstanding DIP Obligations (including the Rolled Term Loans) are paid in full in cash to the holders thereof (the “CVRs”). For the avoidance of doubt, the CVRs shall not accrue any interest or be entitled to any premium.

Expenses:	Subject to the DIP Loan Documents, all reasonable and documented out-of-pocket accrued and unpaid fees, costs, disbursements, and expenses of the DIP Agent and the DIP Lenders (taken as a whole), including the fees and expenses of Weil, Gotshal & Manges LLP, as primary counsel to the DIP Agent and DIP Lenders, Arthur Cox LLP, as Irish counsel to the DIP Agent and DIP Lenders, Ducera Partners LLC as financial advisor to the DIP Agent and the DIP Lenders, and, as necessary, other local counsel in their capacity as advisors to the DIP Agent and DIP Lenders (taken as a whole), incurred in connection with the DIP Facility and the Chapter 11 Cases shall be paid on a current basis. For the avoidance of doubt, any fees and expenses expressly set forth in any engagement letter executed by the Borrower (whether prior to or after the commencement of the Chapter 11 Cases) in respect of the engagement of any of the foregoing professionals shall be deemed reasonable for all purposes hereunder.

Indemnification:	The DIP Loan Documents will include customary indemnification provisions for the benefit of the DIP Agent and the DIP Lenders and their related parties, each in their capacity as such.

Waivers	The DIP Orders will include terms and conditions customary for interim or final DIP financing orders and shall be acceptable to the Required DIP Lenders, including, without limitation, waiver of the automatic stay, credit-bidding rights (other than with respect to the FAP Assets for so long as the Stalking Horse APA has not been terminated), “no marshaling” provisions, and waivers of the imposition of costs pursuant to section 506(c) of the Bankruptcy Code and the “equities of the case” exception in section 552(b) of the Bankruptcy Code, in each case, to the extent applicable.

Adequate Protection	The DIP Orders will provide that, as adequate protection, holders of Prepetition Financing Agreement Obligations will receive, solely to the extent of any diminution of value of their interests in the Prepetition Financing Agreement

Collateral as of the Petition Date and in accordance with the applicable provisions of the Bankruptcy Code, (i) a valid, enforceable, fully perfected lien on all of the DIP Collateral, (ii) super priority claims and (iii) payment of prepetition and postpetition professional fees of counsels and advisors to the Prepetition Agent and/or the Prepetition Lenders with respect to the Prepetition Financing Obligations (but limited, in the case of such postpetition professional fees to $20,000), in each case, subject and subordinate only to (a) the Carve-Out, (b) the DIP Liens, and (c) any valid, binding, enforceable, unavoidable, and duly perfected liens that are senior to the DIP Liens. The DIP Orders shall be in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders.

Governing Law:	New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (and, to the extent applicable, the Bankruptcy Code).

Prepetition Facilities:

Prepetition Financing Agreement: That certain Financing Agreement, dated as of May 1, 2019 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date, the “Prepetition Financing Agreement” and the obligations arising thereunder, the “Prepetition Financing Agreement Obligations”), by and among Clovis Oncology, Inc., as Company, certain subsidiaries of Company, as Guarantors, the lenders from time to time party thereto (the “Prepetition Lenders”), and Top IV SPV GP, LLC, as administrative agent (the “Prepetition Agent”).

Prepetition Convertible Senior Notes: Those certain (i) 4.50% Convertible Senior Notes due 2024 issued under the Indenture, dated as of August 13, 2019, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, (ii) 4.50% Convertible Senior Notes due 2024 issued under the Indenture, dated as of November 17, 2020, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, and (iii) 1.25% Convertible Senior Notes due 2025 issued under the First Supplemental Indenture, dated as of April 19, 2018, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee ((i)–(iii) collectively, the “Prepetition Notes” and the holders thereof, the “Prepetition Noteholders”).

Stipulations:	The Debtors shall stipulate (i) as to the validity and amount of the Discharge Amount (which as of the Petition Date is equal to at least $347 million) under and as defined the Prepetition Financing Agreement, subject to customary challenge rights for the Committee and parties in interest, and (ii) that all cash of the Debtors constitute Cash Collateral which secures the Prepetition Financing Agreement Obligations.

Rubraca Sale Transaction:	Notwithstanding anything to the contrary contained in this DIP Term Sheet, the Prepetition Agent (acting at the direction of the Prepetition Lenders) may direct the disposition of the Prepetition Collateral and the Debtors shall be required to comply with such directions unless (i) there is insufficient cash in the DIP Budget to effectuate such direction (as reasonably determined by the Company, the DIP Agent and the Prepetition Agent acting in good faith) or (ii) such direction would cause the directors of the Debtors to violate their fiduciary duties (the “Rubraca Sale Transaction Reservations”).

The parties hereto acknowledge and agree that the Milestones set forth on Schedule 2 represent the initial direction of the Prepetition Agent and the Prepetition Lenders with respect to the disposition of Prepetition Collateral.

Exhibit A

Stalking Horse APA

Schedule 1

Guarantors

1.	Clovis Oncology Ireland Limited, a private company limited by shares, incorporated under the laws of Ireland with company number 630017

2.	Clovis Oncology UK Limited, a company incorporated under the laws of England and Wales with a registered number of 07334654

Schedule 2

Rubraca Milestones

1. On or before the day that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, approving procedures governing the sale and marketing process for a sale of all of the assets related to Rubraca5 (the “Purchased Rubraca Assets”), which procedures shall be in form and substance acceptable to the Required DIP Lenders (the “Rubraca Bidding Procedures”).

2. On or before the day that is fifty (50) calendar days after the Petition Date, the Debtors shall deliver to the DIP Agent all initial proposals received from potential buyers of the Purchased Rubraca Assets, which initial proposals shall include at least one proposal that is reasonably satisfactory to the DIP Lenders (each such satisfactory proposal, a “Rubraca Approved LOI”).

3. On or before the day that is sixty (60) calendar days after the Petition Date, the Debtors shall deliver to the DIP Agent at least one draft asset purchase agreement in respect of a Rubraca Approved LOI that is in form and substance reasonably satisfactory to the DIP Lenders.

4. On or before the day that is one hundred (100) calendar days after the Petition Date, the Debtors shall deliver to the DIP Agent (i) a final agreed form asset purchase agreement (and other related definitive documentation) in respect of a Rubraca Approved LOI that is in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders (any such asset purchase agreement, a “Rubraca Approved Stalking Horse APA”) and (ii) written confirmation from the applicable buyer under the Rubraca Approved Stalking Horse APA (the “Rubraca Stalking Horse Bidder”) that it has completed and is satisfied with its diligence in respect of the Purchased Rubraca Assets. For the avoidance of doubt, by 105 days after the Petition Date, the Debtors shall cause (and file a motion in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders) any Rubraca Approved Stalking Horse APA to replace any previously filed stalking horse bid with respect to the Purchased Rubraca Assets and publically file (and share with other potential buyers) the same with the Bankruptcy Court as a stalking horse asset purchase agreement.

5. To the extent that the Debtors receive qualified bids other than the Rubraca Approved Stalking Horse APA with respect to the Purchased Rubraca Assets in accordance with the Rubraca Bidding Procedures (that is in form and substance acceptable to the DIP Agent and the Required DIP Lenders) by the day that is one hundred (100) calendar days after the Petition Date, the Debtors shall conduct the Rubraca Auction by no later than the day that is one hundred and ten (110) calendar days after the Petition Date for the Purchased Rubraca Assets. For the avoidance of doubt, the Debtors shall be required to promptly distribute to the DIP Agent fully executed copies of all qualified bids received in connection with, or anticipation of, the Rubraca Auction.

6. On or before the day that is one hundred and twenty (120) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order (the “Rubraca Sale Order”), in form and substance acceptable to the Borrower, the DIP Agent, and the Required DIP Lenders, approving the sale (the “Rubraca Sale Transaction”) of the Purchased Rubraca Assets pursuant to the Rubraca Approved Stalking Horse APA or to the party determined to have made the highest or otherwise best bid in the Rubraca Auction (which shall also include a “successful back-up bidder”) (or if no auction is held, the Rubraca Stalking Horse Bidder) (such bidder, the “Rubraca Successful Bidder”), which shall be in form and substance reasonably satisfactory to the DIP Lenders.

[5]	As used in this DIP Term Sheet, “Rubraca” shall have the meaning assigned to the term “Product” in the Prepetition Financing Agreement.

7. On or before the day that is one hundred and twenty-five (125) calendar days after the Petition Date, the Debtors shall have consummated the Rubraca Sale to the Rubraca Successful Bidder in accordance with the Rubraca Sale Order; provided, that, the DIP Agent may (but is not required to), in its sole discretion by written notice to the Debtors and the DIP Lenders, extend the deadline by which the Rubraca Sale to the Rubraca Successful Bidder in accordance with the Rubraca Sale Order shall be required to have occurred from the day that is one hundred and twenty-five (125) calendar days after the Petition Date to the day that is one hundred and fifty-five (155) calendar days after the Petition Date if the DIP Agent believes in good faith that such additional time is necessary to obtain any regulatory approval that is required to consummate such Rubraca Sale (such extension, the “Rubraca Sale Milestone Extension”).